As filed with the Securities and Exchange Commission on May 23, 2011
Registration No. 333-174036

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 4
TO
Form F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Nobao Renewable Energy Holdings Limited
(Exact name of Registrant as Specified in Its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

Cayman Islands	3585	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Building 4, No. 150 Yonghe Road,
Shanghai, 200072
People’s Republic of China
(8621) 6652-0666
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
(212) 894-8940
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Portia Ku O’Melveny & Myers LLP 37/F Plaza 66, 1266 Nanjing Road W Shanghai, 200040 People’s Republic of China (8621) 2307-7000	Matthew Bersani Shearman & Sterling LLP 12/F Gloucester Tower, The Landmark 15 Queen’s Road Central, Hong Kong (852) 2978-8096

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this registration statement

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

	Proposed Maximum	Amount of
Title of Each Class of	Aggregate	Registration
Securities to be Registered	Offering Price(3)	Fee(4)
Ordinary Shares, par value US$0.0001 per share(1)(2)	US$167,440,000	US$19,439.78

(1)	American depositary shares issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (Registration No. 333-174040). Each American depositary share represents the right to receive six ordinary shares.

(2)	Includes (i) ordinary shares represented by American depositary shares initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public and (ii) ordinary shares represented by American depositary shares that may be purchased by the underwriters pursuant to an option to purchase additional ordinary shares represented by American depositary shares. The ordinary shares are not being registered for the purposes of sales outside of the United States.

(3)	Estimated solely for the purpose of determining the amount of registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended.

(4)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

Explanatory Note

The sole purpose of this amendment is to amend the exhibit index and to file exhibit 10.3 to the registration statement. No other changes have been made to the registration statement. Accordingly, the amendment consists only of the facing page, this explanatory note and Part II of the registration statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 6.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. We intend to adopt an amended and restated articles of association that will provide for indemnification of officers and directors for expenses, judgments, fines and settlement amounts incurred in their capacities as such. To be entitled to indemnification, our officers and directors must have acted in good faith, in the best interest and not contrary to the interest of our company, and must not have acted in a manner willfully or grossly negligent and, with respect to any criminal action, they must have had no reasonable cause to believe their conduct was unlawful.

Pursuant to indemnification agreements, the form of which is filed as Exhibit 10.1 to this Registration Statement, we will agree to indemnify our directors and officers against certain liabilities and expenses incurred by such persons in connection with claims made by reason of their being such a director or officer.

The Underwriting Agreement, the form of which is filed as Exhibit 1.1 to this Registration Statement, will also provide for indemnification of us and our officers and directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.	RECENT SALES OF UNREGISTERED SECURITIES.

During the past three years, we have issued the following securities (including options to acquire our ordinary shares). We believe that each of the following issuances was exempt from registration under the Securities Act in reliance on Regulation S under the Securities Act or pursuant to Section 4(2) of the Securities Act regarding transactions not involving a public offering.

Underwriting
	Date of Sale or		Consideration in	Discount and
Purchaser	Issuance	Number of Securities	U.S. dollars(1)	Commission

Kwok Ping Sun	January 24, 2007	10,000 ordinary shares of Eastern Well Holdings Limited	1,288.2 (HKD 10,000.0)	N/A
	September 30, 2008	50,000 ordinary shares of Nobao Renewable Energy Holdings Limited(2)	50,000	N/A
	June 8, 2009	68,000 ordinary shares of Eastern Well Holdings Limited	8,760.0 (HKD 68,000.0)	N/A
	June 18, 2009	9,990,000 ordinary shares of Eastern Well Holdings Limited	Pursuant to share split	N/A
	June 18, 2009	4,593,520 ordinary shares of Eastern Well Holdings Limited	4,593.5	N/A
	June 18, 2009	Warrant(3)	N/A	N/A
	January 15, 2010	3,863,844 ordinary shares of Nobao Renewable Energy Holdings Limited	Pursuant to share swap	N/A
Tai Feng Investment Limited	April 19, 2010	135,894,620 ordinary shares of Nobao Renewable Energy Holdings Limited(5)	Pursuant to share split(11)	N/A
Wide Safety International Limited	January 15, 2010	729,676 ordinary shares of Nobao Renewable Energy Holdings Limited	Pursuant to share swap(4)	N/A
China Environment Fund III, L.P.	January 22, 2009	Secured convertible notes(6)	10 million	N/A

Underwriting
	Date of Sale or		Consideration in	Discount and
Purchaser	Issuance	Number of Securities	U.S. dollars(1)	Commission

	June 18, 2009	4,906,480 Series A preferred shares of Eastern Well Holdings Limited	20 million(7)	N/A
	June 18, 2009	Warrant to purchase up to 2,453,240 Series A preferred shares of Eastern Well Holdings Limited(8)	N/A	N/A
	June 18, 2009	Warrant(9)	N/A	N/A
	June 18, 2009	Warrant(10)	N/A	N/A
	October 5, 2009	2,453,240 Series A preferred shares of Eastern Well Holdings Limited	10 million	N/A
	January 15, 2010	7,359,720 Series A preferred shares of Nobao Renewable Energy Holdings Limited	Pursuant to share swap	N/A
	April 19, 2010	73,597,200 Series A preferred shares of Nobao Renewable Energy Holdings Limited	Pursuant to share split(11)	N/A
		2,743,820 ordinary shares of Nobao Renewable Energy Holdings Limited(12)	Pursuant to share split(11)	N/A
Carlyle Asia Growth Partners IV, L.P.	August 13, 2008	Secured promissory note(13)	5 million	N/A
Certain directors, officers and employees	March 2, 2010	Options to purchase 4,635,180 ordinary shares(14)	Exercise price at US$0.82 per share(14)	N/A
	April 1, 2011	Options to purchase 1,332,530 ordinary shares	Exercise price at US$0.82 per share	N/A
Ace Excel Limited	August 3, 2010	2,769,188 ordinary shares	US$6,000,000	N/A
Ace Captain Holdings Limited	August 3, 2010	2,769,188 ordinary shares	US$6,000,000	N/A
SLP Noble Holdings Limited	October 21, 2010	5,769,231 Series A-1 senior preferred shares	US$12,500,000	N/A
	December 14, 2010	12,692,112 Series A-1 senior preferred shares	US$27,500,000	N/A

(1)	The conversion of HK Dollar amounts into U.S. dollars is based on the information released by the Federal Reserve Board. On January 19, 2010, the exchange rate released by the Federal Reserve Board was HKD7.7626 to US$1.00.

(2)	Including 1 ordinary share initially issued to Offshore Incorporations (Cayman) Limited and transferred to Kwok Ping Sun on September 30, 2008. These 50,000 ordinary shares were split into 50,000,000 ordinary shares, of which 40,000,000 were then repurchased by Nobao Renewable Energy Holdings Limited, in connection with the share swap.

(3)	Warrant issued by the Eastern Well Holdings Limited to Kwok Ping Sun to subscribe for certain amount of additional ordinary shares at a price of US$0.001 per share based upon the new valuation increasing its equity interest in Eastern Well to no more than 77.5%, if the new valuation of Eastern Well, as determined by a formula in the warrant primarily based on its net profit and its gross profit derived from EMCs as percentage of its total gross profit for 2009 and the first two months of 2010, is higher than the initial valuation agreed to by the parties as of June 18, 2009. The warrant was terminated on December 31, 2009.

(4)	The 729,676 ordinary shares of Eastern Well were initially transferred by Mr. Kwok Ping Sun to Wide Safety International Limited on December 15, 2009.

(5)	These ordinary shares of Nobao Renewable Energy Holdings Limited were transferred by Mr. Kwok Ping Sun to Tai Feng Investment Limited on April 8, 2010.

(6)	Secured convertible promissory note issued by Eastern Well Holdings Limited to China Environment Fund III, L.P.

(7)	Including the discharge in full of all amounts due under the promissory note issued to China Environment Fund III, L.P. on January 22, 2009 and US$10,000,000 in additional consideration.

(8)	Warrant issued by Eastern Well Holdings Limited to China Environment Fund III, L.P.; China Environment Fund III, L.P. exercised the warrant on October 5, 2009.

(9)	Warrant issued by Eastern Well Holdings Limited to China Environment Fund III, L.P. to subscribe to a certain amount of additional series A preferred shares at a price of US$0.001 per share based upon the new valuation increasing its equity interest in Eastern Well to no more than 45%, if the new valuation of Eastern Well, as determined by a formula in the warrant primarily based on its net profit and its gross profit derived from EMCs as a percentage of its total gross profit for 2009 and the first two months of 2010, is less than the initial valuation agreed to by the parties as of June 18, 2009. The warrant was terminated on December 31, 2009.

(10)	Warrant issued by the Eastern Well Holdings Limited to China Environment Fund III, L.P. to subscribe for certain series A preferred shares at a price of US$0.001 per share that would give China Environment Fund III, L.P. the right to purchase an additional 2% of the total equity interest in Eastern Well if the consolidated revenue for the year ending December 31, 2010 does not increase by 25% from the year ended December 31, 2009. The warrant was terminated on December 31, 2009.

(11)	Nobao Renewable Energy Holdings Limited effected a one for ten share split on April 19, 2010.

(12)	These ordinary shares of Nobao Renewable Energy Holdings Limited were transferred by Mr. Kwok Ping Sun to China Environment Fund III, L.P. on April 8, 2010.

(13)	Secured convertible promissory note issued by Eastern Well Holdings Limited to Carlyle Asia Growth Partners IV, L.P.

(14)	The number of ordinary shares and the exercise price have given effect to a one for ten share split that became effective on April 19, 2010.

ITEM 8.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)	Exhibits

See Exhibit Index beginning on page II-6 of this registration statement.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the Consolidated Financial Statements or the Notes thereto.

ITEM 9.	UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the People’s Republic of China, on May 23, 2011.

By:	/s/ Ping Song
Name:     Ping Song

Title:	Director

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on May 23, 2011.

Signature	Title

* Name: Kwok Ping Sun	Chairman and Chief Executive Officer (principal executive officer)

* Name: E (Alec) Xu	Chief Financial Officer (principal financial and accounting officer)

* Name: Shelby Chen	Director

/s/ Ping Song Name: Ping Song	Director

* Name: Xun (Eric) Chen	Director

* Name: Yaluo Sun	Director

*By: /s/ Ping Song Attorney-in-fact

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Nobao Renewable Energy Holdings Limited, has signed this registration statement or amendment thereto in Newark, Delaware, on May 23, 2011.

Authorized U.S. Representative

By:	/s/ Donald J. Puglisi
Name:     Donald J. Puglisi

Title:	Managing Director

EXHIBIT INDEX

Exhibit
Number		Description of Document

1	.1Δ	Form of Underwriting Agreement
3	.1Δ	Second Amended Memorandum and Articles of Association of the Registrant, as currently in effect
3	.2Δ	Third Amended and Restated Memorandum and Articles of Association of the Registrant to become effective upon the completion of the initial public offering
4	.1Δ	Form of American Depositary Receipt (included in Exhibit 4.3)
4	.2Δ	Registrant’s Specimen Certificate for Ordinary Shares
4	.3Δ	Form of Deposit Agreement among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder
4	.4Δ	Shareholders Agreement dated October 21, 2010 between the Registrant and its shareholders
4	.5Δ	Right of First Refusal and Co-sale Agreement dated October 21, 2010 between the Registrant and its shareholders
4	.6Δ	Share Exchange Agreement dated January 15, 2010 between the Registrant and its shareholders
4	.7Δ	Series A Preferred Share Purchase Agreement dated June 18, 2009 among Eastern Well Holdings Limited, China Environment Fund III, L.P. and other parties thereto
4	.8Δ	Share Subscription Agreement dated July 30, 2010 among the Registrant and other parties thereto
4	.9Δ	Series A-1 Senior Preferred Share Purchase Agreement dated October 16, 2010 among the Registrant, SLP Noble Holdings Ltd. and other parties thereto
4	.10Δ	Amendment to Series A-1 Senior Preferred Share Purchase Agreement dated May 6, 2011 among the Registrant, SLP Holdings Ltd. and other parties thereto
4	.11Δ	Waiver of Series A-1 Third Tranche Option dated May 16 by SLP Noble Holdings Ltd.
5	.1Δ	Opinion of Conyers Dill & Pearman regarding the validity of the ordinary shares being registered
5	.2Δ	Opinion of Commerce & Finance Law Offices regarding the New M&A Rules
8	.1Δ	Opinion of O’Melveny & Myers LLP regarding certain U.S. tax matters
8	.2Δ	Opinion of Conyers Dill & Pearman regarding certain Cayman tax matters
8	.3Δ	Opinion of Commerce & Finance Law Offices regarding certain PRC tax matters
10	.1Δ	Form of Indemnification Agreement with the Registrant’s directors
10	.2Δ	2010 Performance Incentive Plan
10	.3*	English translation of the Centralized Energy Supply Contract in the Form of an Energy Management Contract of Su-Tong Science and Technology Park dated January 6, 2011 between Nuobao Energy (Nantong) Co., Ltd. and General Administrative Office of Su-Tong Science and Technology Park and its Supplementary Agreement dated January 10, 2011
10	.4Δ	English translation of Contract for the Grant of State-owned Land Use Rights dated July 4, 2005 between Gongqing City Bureau of Land, Environmental Protection and Construction and Jiangxi Nobao
10	.5Δ	English translation of Contract for the Grant of State-owned Land Use Rights dated April 16, 2009 between Gongqing City Bureau of Land, Environmental Protection and Construction and Jiangxi Nobao
10	.6Δ	English translation of Lease Agreement of Office Building dated October 15, 2010 between Mr. Kwok Ping Sun and Shanghai Nuoxin
10	.7Δ	Form of Employment Agreement between the Registrant and its senior executive officers
10	.8Δ	English translation of Form of Confidential Information, Invention Assignment, Noncompetition and Nonsolicitation Agreement between Nuoxin Energy Technology (Shanghai) Co., Ltd. and employees of the Registrant
10	.9Δ	English translation of Agreement on Acquisition of All the Equity Interest in Shanghai Nobo Energy Technology Co., Ltd. dated March 5, 2008 between Guo Wei, Sang Jinlai and Eastern Well Holdings Limited

Exhibit
Number		Description of Document

10	.10Δ	English translation of Equity Transfer Agreement and Supplementary Agreement to Equity Transfer Agreement dated March 28, 2008 and March 30, 2008, respectively, between Bright Praise Holdings Limited and Eastern Well Holdings Limited
10	.11Δ	Indemnification Agreement dated January 15, 2010 between the Registrant and Shelby Chen
10	.12Δ	Indemnification Agreement dated October 21, 2010 between the Registrant and Xun (Eric) Chen
10	.13Δ	English translation of Equity Transfer Agreement dated December 31, 2009 between Eastern Well Holdings Limited and Easy Victory Holdings Limited regarding the equity interest in Shanghai Nobo Commerce & Trade Co., Ltd.
10	.14Δ	Letter agreement dated May 3, 2011 between the Registrant and Government of Singapore Investment Corporation Pte Ltd
21	.1Δ	List of Subsidiaries of the Registrant
23	.1Δ	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company
23	.2Δ	Consent of Conyers Dill & Pearman (included in Exhibit 5.1)
23	.3Δ	Consent of O’Melveny & Myers LLP (included in Exhibit 8.1)
23	.4Δ	Consent of Commerce & Finance Law Offices
23	.5Δ	Consent of American Appraisal
23	.6Δ	Consent of Roland Berger
24	.1Δ	Power of Attorney (included on signature page)
99	.1Δ	Code of Business Conduct and Ethics
99	.2Δ	Consent of Zhijun Lin

†	To be filed with amendments

*	Confidential treatment has been requested with respect to certain portion of this exhibit

Δ	Previously filed